Exhibit 99.1

Aviat Networks Announces New Appointment to Board of Directors

Austin, Texas. – May 21, 2020 – Aviat Networks, Inc. (NASDAQ: AVNW), the leading expert in wireless transport solutions, today announced the appointment of Ms. Dahlia Loeb, a managing director of Arcadia Investment Partners, to its board of directors effective May 21, 2020.

Ms. Loeb brings over two decades of investment and capital markets knowledge, and a wealth of experience with both public and private companies in a wide range of industries, including telecommunications, communications infrastructure, wireless and tech-enabled services.

Ms. Loeb has been a managing director of Arcadia Investment Partners (“Arcadia”), an investment firm, since May 2016. Ms. Loeb is responsible for evaluating and overseeing investments across Arcadia’s private equity, alternative fixed income, and real estate holdings. She has also been a managing partner at Reveille Capital Management, an investment firm, since February 2008, where she is responsible for overseeing investments across public equity, private equity, and venture capital. Before Arcadia, Ms. Loeb was a portfolio manager at Arrowgrass Capital Partners LLP, a hedge fund sponsor, and was a managing director and portfolio manager at Intrepid Capital Management, a hedge fund sponsor. She holds a B.A. in Economics from Harvard College and an M.B.A. from Harvard Business School.

“We are pleased to welcome Ms. Loeb to our board of directors. She joins us at an exciting time as we expand our business by connecting communities and mission-critical professionals around the world,” stated John Mutch, Chairman of the Board of Directors, Aviat Networks. “Her previous investment experience, especially her work with strategic business development in the telecommunications industry, complement Aviat’s current plan for growth and we are thrilled that Ms. Loeb chose to contribute her time and energy to Aviat.”

“I am excited to join the Board of Aviat, a leader in microwave networking solutions, and look forward to working with CEO Pete Smith and the Board as the company enters into its next phase of growth,” stated Dahlia Loeb, Member of the Board of Directors, Aviat Networks.

About Aviat Networks

Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. Aviat Networks is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Media Contact: Gary Croke, Aviat Networks, Inc., gary.croke@aviatnet.com

Investor Relations Contact: Keith Fanneron, Aviat Networks, Inc., keith.fanneron@aviatnet.com

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SOURCE Aviat Networks, Inc.